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                                                                 EXHIBIT 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-133862 on Form N-1A of our report dated November 21, 2006, relating to the financial statements and financial highlights of Morgan Stanley Institutional Strategies Fund (the "Fund") appearing in the Annual Report on Form N-CSR of the Fund for the period August 28, 2006 (commencement of operations) to September 30, 2006, and to the references to us on the cover page of the Statement of Additional Information and under the captions "Financial Highlights" in the Prospectus and "Custodian and Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.




Deloitte & Touche LLP
New York, New York
January 29, 2007